Exhibit 99.1

For Immediate Release	Contact: Brandi Simpson
Sr. Director, Investor Relations
NPS Pharmaceuticals, Inc.
(801) 883-2415

NPS PHARMACEUTICALS REPORTS

FOURTH QUARTER AND YEAR-END OPERATING RESULTS

Salt Lake City — February 16, 2006 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today announced its operating results for the fourth quarter and year ended December 31, 2005 and reviewed the company’s progress last year.

The company’s accomplishments in 2005 included:

•	Filing the PREOS® (parathyroid hormone [rDNA origin] for injection) new drug application (NDA) in the United States and the Preotact™ marketing authorization application (MAA) in Europe;

•	Building a commercial sales organization to promote partnered products Kineret® (anakinra) and Restasis® (cyclosporine ophthalmic emulsion) and to prepare for the launch of PREOS®;

•	Completing the teduglutide Phase IIa study in Crohn’s disease; and

•	Appointing new executives, including president and COO, Dr. Tony Coles.

NPS CEO and chairman Dr. Hunter Jackson stated, “In 2005 NPS continued its transformation from a research and development company to an integrated pharmaceutical enterprise by building a commercial sales and marketing capability while continuing to develop our pipeline. This year we look forward to launching PREOS if it is approved, advancing our pipeline, and moving a new product into preclinical development.”

NPS President and COO Dr. Tony Coles added, “We are continuing to prepare for PREOS commercialization. Our sales representatives have been training for launch and our sales support and medical affairs teams are in place. We await the FDA’s decision on the PREOS NDA which has a March 10, 2006 action date.”

In addition to launching PREOS, the company also announced the following 2006 corporate goals:

•	Initiating an additional clinical trial for teduglutide;

•	Initiating a Phase IIIb/IV study for PREOS; and

•	Advancing an additional program into preclinical development.

Fourth Quarter and Year-End Financial Results

NPS incurred a net loss for the fourth quarter of 2005 of $44.3 million, or $0.96 per share, compared to a net loss in the fourth quarter of 2004 of $52.0 million, or $1.34 per share. For the year ended December 31, 2005, the net loss was $169.7 million, or $4.14 per share, compared to $168.3 million, or $4.43 per share for the year ended December 31, 2004.

Revenues for the fourth quarter of 2005 were $4.3 million compared to revenues of $1.1 million for the same period in 2004, and $12.8 million for the year ended December 31, 2005 compared to $14.2 million for the same period in 2004. The increase in revenues for the three months ended December 31, 2005 as compared with the same period in 2004 is the result of increased royalty revenue from Amgen on increased sales of cinacalcet HCl, including earning a higher royalty rate on 2005 sales of cinacalcet HCl sales due to Amgen’s achievement of certain cumulative sales thresholds. The decrease in revenues for the year ended December 31, 2005 as compared with the prior year is due primarily to milestone payments from licensees, including a $10.0 million milestone payment from Amgen for the approval of cinacalcet HCl, earned during the year ended December 31, 2004, offset by increased royalty revenue from Amgen during the year ended December 31, 2005.

Cost of royalties was $349,000 in the fourth quarter of 2005 compared to $132,000 for the fourth quarter of 2004, and $1.1 million during the year ended December 31, 2005 compared to $237,000 for the same period in 2004. The cost of royalties consists of royalties owed under our agreement with the Brigham and Women’s Hospital on sales of cinacalcet HCl. The increases in cost of royalties during the three months and year ended December 31, 2005 compared to the same periods in the prior year is due to increased sales of cinacalcet HCl.

Research and development expenses were $29.2 million in the fourth quarter of 2005 compared to $39.0 million in the fourth quarter of 2004. For the year ended December 31, 2005, research and development expenses were $117.4 million compared to $143.1 million for the same period in 2004. The decreases in research and development expenses during the three months and year ended December 31, 2005 compared with the same periods in the prior year are primarily due to decreases in the development costs of the PREOS® (parathyroid hormone [rDNA origin] for injection), teduglutide and isovaleramide programs. The New Drug Application for PREOS® is currently under review by the U.S. Food and Drug Administration.

Selling, general and administrative expenses were $15.7 million in the fourth quarter of 2005 compared to $10.8 million expended in the fourth quarter of 2004. For the year ended December 31, 2005, selling, general and administrative expenses were $48.6 million compared to $34.4 million for 2004. The increases in selling, general and administrative expenses during the three months and year ended December 31, 2005 as compared with the same periods in the prior year are primarily due to increased marketing and commercial activities associated with PREOS®, costs related to the promotion of Kineret® (anakinra), a biologic therapy owned by Amgen and promoted to rheumatologists by NPS sales professionals, and costs related to the promotion of Restasis® (cyclosporine ophthalmic emulsion 0.05%), a product owned by Allergan and promoted to rheumatologists by NPS sales professionals.

Amortization of intangibles was zero for the three months and year ended December 31, 2005. During the three months and year ended December 31, 2004, amortization of intangibles was $426,000 and $1.6 million, respectively. As of December 31, 2004, purchased intangible assets with the acquisition of Allelix were fully amortized.

Other expenses, net, increased from $1.0 million to $3.3 million for the three months ended December 31, 2005 as compared with the same period in the prior year. Other expenses, net, increased from $1.6 million to $15.4 million for the year ended December 31, 2005 as compared with the same period in the prior year. The increases in other expenses, net, in both periods are primarily the result of interest expense of $4.5 million and $18.1 million, respectively, for the three months and year ended December 31, 2005, on the company’s $175.0 million secured 8.0 percent notes which were issued in December 2004.

Income tax expense decreased from $1.8 million to income tax benefit of $10,000 for the three months ended December 31, 2005 as compared with the same period in the prior year. Income tax expense decreased from $1.6 million to income tax benefit of $55,000 for the year ended December 31, 2005 as compared with the same period in the prior year. Income tax expense recorded in both periods of 2004 is primarily the result of a tax audit performed by the Canadian province of Quebec in which it was determined that certain research and development activities performed by the company were not eligible to receive previously refunded Quebec research and development usage tax credits.

As of December 31, 2005, the company had approximately 46.0 million shares outstanding and $259.0 million in cash, cash equivalents, and marketable investment securities as compared to $329.7 million at December 31, 2004. The decrease in cash, cash equivalents and marketable investment securities was primarily the result of continuing to fund ongoing operating expenses, including current clinical trials and manufacturing expenses, capital expenditures related to the construction of leasehold improvements on laboratory and administrative space in Toronto, Canada, and interest payments on our outstanding notes, offset by net proceeds of $78.7 million from the sale of 7.0 million shares of common stock in a public offering in September 2005 and net proceeds of $19.0 million from the sale-leaseback of the company’s laboratory and office building in Salt Lake City, Utah in December 2005.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues from research and license agreements	$4,308	$1,074	$12,825	$14,237

Operating expenses:
Cost of royalties	349	132	1,144	237
Research and development	29,238	38,958	117,445	143,099
Selling, general and administrative	15,691	10,807	48,635	34,351
Amortization of intangibles	—	426	—	1,598

Total operating expenses	45,278	50,323	167,224	179,285

Operating loss	(40,970)	(49,249)	(154,399)	(165,048)
Other expenses, net	(3,318)	(1,048)	(15,379)	(1,570)

Loss before taxes	(44,288)	(50,297)	(169,778)	(166,618)
Income tax expense (benefit)	(10)	1,751	(55)	1,633

Net loss	$(44,278)	$(52,048)	$(169,723)	$(168,251)

Basic and diluted net loss per common and potential common share	$(0.96)	$(1.34)	$(4.14)	$(4.43)

Weighted average common and potential common shares outstanding - basic and diluted	46,121	38,763	41,036	37,948

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2005	December 31, 2004
Assets
Cash, cash equivalents and marketable investment securities	$258,967	$329,685
Current restricted cash and cash equivalents	6,095	15,052
Other current assets	7,304	4,754

Total current assets	272,366	349,491
Restricted cash and cash equivalents	8,437	4,385
Plant and equipment, net of accumulated depreciation and amortization	32,960	24,540
Other assets, net of accumulated amortization	17,289	19,069

Total assets	$331,052	$397,485

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$38,459	$43,142
Notes payable and other liabilities	390,117	367,132

Total liabilities	428,576	410,274

Paid-in capital and common stock	664,088	578,307
Deferred compensation	(3,120)	(2,527)
Accumulated other comprehensive loss	(2,288)	(2,088)
Accumulated deficit	(756,204)	(586,481)

Net stockholders’ deficit	(97,524)	(12,789)

Total liabilities and stockholders’ deficit	$331,052	$397,485

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, www.npsp.com.

Conference Call and Webcast Information

Today’s conference call will be held at 5:00 p.m. EST. To participate, dial 800-435-1398 and use passcode 32081817. International callers may dial 617-614-4078 and use the same passcode. In addition, live audio of the call will be webcast and may be accessed on the Investor Relations page, Calendar of Events section of the company’s website (www.npsp.com). The conference call replay may be accessed by dialing 888-286-8010 (with passcode 92851998). A replay for international callers can be accessed with the same passcode at 617-801-6888. Both the webcast and conference call will be archived until February 23, 2006.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions

Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding: receipt of regulatory approval to market PREOS this year and our intentions to initiate the commercial launch of PREOS following receipt of such approval; commencing an additional trial with teduglutide in 2006; completing the enrollment in the Phase III SBS study with teduglutide; advancing an additional program into pre-clinical development; and, our intent to commercialize small molecules and recombinant proteins as drugs. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: the FDA may not approve our the PREOS NDA in a timely manner or at all; we may not be able to implement the launch of PREOS in a timely and effective manner following receipt of regulatory approval; we may not have the resources to initiate an additional clinical study with teduglutide; we may not be able to enroll patients into the Phase III SBS study with teduglutide in a timely manner; data may not support moving an additional program into pre-clinical development; we may never develop additional products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of February 16, 2006, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2004 and in our Quarterly Report on form 10-Q for the quarter ended September 30, 2005.

Sensipar® and Kineret® are trademarks owned by Amgen. Restasis® is a trademark owned by Allergan.

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